THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in doubt as to any aspect of this Supplement or as to the action to be taken, you should consult a licensed securities dealer, or other registered institution in securities, a bank manager, solicitor, professional accountant, or other professional adviser.
If you have sold or transferred all your shares in TOM Online Inc., you should at once hand this Supplement and the accompanying Forms of Proxy to the purchaser or the transferee or to the licensed securities dealer or registered institution in securities or other agent through whom the sale or transfer was effected for transmission to the purchaser or the transferee.
Each of The Stock Exchange of Hong Kong Limited and NASDAQ takes no responsibility for the contents of this Supplement, makes no representation as to its accuracy or completeness and each expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Supplement.
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
To the extent the offers referred to in this Supplement are being or to be made into the United States, they are being made or to be made directly by TOM. References in this Supplement to offers being made or to be made by Goldman Sachs on behalf of TOM should be construed accordingly.

(Stock Code: 2383)	(Stock Code: 8282)
PROPOSED PRIVATISATION OF
TOM ONLINE INC.
BY
TOM GROUP LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT
(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN ISLANDS)
AT THE PRICE OF HK$1.52 PER SCHEME SHARE
(INCLUDING SCHEME SHARES UNDERLYING ADSs)
SUPPLEMENT TO THE SCHEME DOCUMENT
Financial Adviser to TOM Group Limited
Goldman Sachs (Asia) L.L.C.
Independent Financial Adviser to the Independent Board Committee of
TOM Online Inc.

This document (the “Supplement”) amends and supplements the Scheme Document dated 30 April 2007 (the “Scheme Document”) mailed to Shareholders and ADS Holders on or about 30 April 2007 and should only be read in conjunction with the Scheme Document. Terms defined in the Scheme Document have the same meaning when used in this Supplement unless otherwise defined herein or amended hereby.
Notices of the adjourned Court Meeting and the adjourned EGM to be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong, on 10 August 2007 at 11:00 a.m. and 11:30 a.m. (Hong Kong time) (or as soon thereafter as the adjourned Court Meeting being held on the same day and at the same place shall have been concluded or further adjourned), respectively, are set out on pages 18 to 21 of this Supplement. Whether or not you are able to attend the adjourned Court Meeting and/or the adjourned EGM (or any further adjournment thereof), if you have not already done so, you are strongly urged to complete and sign the enclosed pink Form of Proxy in respect of the adjourned Court Meeting and the enclosed white Form of Proxy in respect of the adjourned EGM, in accordance with the instructions printed thereon, and to lodge them with Computershare Hong Kong Investor Services Limited, the share registrar of TOM Online Inc. in Hong Kong, at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong not later than the respective times and dates as stated in the sections headed “Action to be Taken” and “Updated Expected Timetable” in this Supplement. If you are a Shareholder and you have already lodged properly executed Forms of Proxy with Computershare Hong Kong Investor Services Limited on or before the date of this Supplement, your Forms of Proxy remain valid for the adjourned Court Meeting or the adjourned EGM (as the case may be), unless (i) after you have lodged your Forms of Proxy, you divest yourself of your entire shareholding in TOM Online, or (ii) you elect to lodge new Forms of Proxy for the adjourned Court Meeting and/or the adjourned EGM (as the case may be), or (iii) you attend the adjourned Court Meeting and/or adjourned EGM (as the case may be) in person and vote, or (iv) you elect to revoke the Forms of Proxy that you have already lodged. If you have sold or transferred some of your Shares, any Forms of Proxy that you have properly lodged earlier remain valid for the adjourned Court Meeting or the adjourned EGM (as the case may be) as to the Shares that remain registered in your name as at the date on which entitlements to attend and vote at the adjourned Court Meeting and adjourned EGM are to be determined. The pink Form of Proxy in respect of the adjourned Court Meeting may be returned by facsimile at number (852) 2865 0990 (marked for the attention of the “Company Secretary”) not later than the time and date stated in the sections headed “Action to be Taken” and “Updated Expected Timetable” in this Supplement, or it may be handed to the Chairman of the adjourned Court Meeting at the adjourned Court Meeting if it is not so lodged.
If you are an ADS Holder, ADS Voting Instruction Cards submitted on or before the date of this Supplement are deemed void, so even if you had voted on or prior to 31 May 2007, you are urged to execute and return the enclosed new ADS Voting Instruction Card (the “New ADS Voting Instruction Card”) by 10:00 a.m. on Wednesday, 1 August 2007 (New York time) to instruct the ADS Depositary, in accordance with the terms of the ADS Deposit Agreement, to vote the Shares underlying your ADSs. Alternatively, you may cancel your ADSs and withdraw the Shares in accordance with the terms of the ADS Deposit Agreement (for which you will incur fees, taxes and other charges). If you become a Shareholder prior to 4:30 p.m. on 7 August 2007, you may attend the adjourned Meetings and/or complete the Forms of Proxy described above, and you are urged to read carefully the information addressed to the Shareholders set out in the Scheme Document and this Supplement.
If you are a Beneficial Owner whose Shares are held by a Registered Owner (such as a nominee, depositary, trustee or authorised custodian), you should contact the Registered Owner and check whether any voting instruction submitted before the date of this Supplement remains valid or is void. Unless you had previously arranged for voting instructions to be submitted and such instructions remain valid and do not need to be changed, you should contact the Registered Owner and provide him, her or it with instructions or make arrangements with the Registered Owner in relation to the manner in which your Shares should be voted at the adjourned Court Meeting and/or adjourned EGM. Such instructions and/or arrangements should be given or made in advance of the latest time for the lodgment of forms of proxy in respect of the adjourned Court Meeting and the adjourned EGM or otherwise in accordance with the instructions of the Registered Owner in order to provide the Registered Owner with sufficient time to accurately complete his, her or its proxy and to submit it by the deadline stated above, or otherwise to vote at the adjourned Meetings. To the extent that any Registered Owner requires instructions from or arrangements to be made with any Beneficial Owner at a particular date or time in advance of the latest time for the lodgment of forms of proxy in respect of the adjourned Court Meeting and the adjourned EGM, then any such Beneficial Owner should comply with the requirements of the Registered Owner.
This Supplement is issued jointly by TOM Online Inc. and TOM Group Limited.
This Supplement will remain on the GEM website at www.hkgem.com on the “Latest Company Announcement” page for a minimum period of 7 days from the date of publication.
Capitalised terms used in this Supplement have the same meanings ascribed in the Scheme Document, unless the context specifically requires otherwise.
The English language text of this Supplement shall prevail over the Chinese language text.

*For identification purposes only	10 July 2007

ACTION TO BE TAKEN

ACTION TO BE TAKEN BY SHAREHOLDERS
      A pink Form of Proxy for use at the adjourned Court Meeting and a white Form of Proxy for use at the adjourned EGM are enclosed with this Supplement.
      Whether or not you are able to attend the adjourned Court Meeting and/or the adjourned EGM, if you are an Independent Shareholder and have not already turned in a properly executed pink Form of Proxy, you are strongly urged to complete and sign the enclosed pink Form of Proxy in respect of the adjourned Court Meeting, and if you are a Shareholder and have not already turned in a properly executed white Form of Proxy, you are strongly urged to complete and sign the enclosed white Form of Proxy in respect of the adjourned EGM, in accordance with the instructions printed thereon, and to lodge them with Computershare Hong Kong Investor Services Limited, the share registrar of TOM Online in Hong Kong, at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong. If you are a Shareholder and have already lodged properly executed Forms of Proxy with Computershare Hong Kong Investor Services Limited on or before the date of this Supplement, your Forms of Proxy remain valid for the adjourned Court Meeting or the adjourned EGM (as the case may be), unless (i) after you have lodged your Forms of Proxy, you divest yourself of your entire shareholding in TOM Online, or (ii) you elect to lodge new Forms of Proxy for the adjourned Court Meeting and/or the adjourned EGM (as the case may be), or (iii) you attend the adjourned Court Meeting and/or adjourned EGM (as the case may be) in person and vote, or (iv) you elect to revoke the Forms of Proxy that you have already lodged. If you have sold or transferred some of your Shares, any Forms of Proxy that you have properly lodged earlier remain valid for the adjourned Court Meeting or the adjourned EGM (as the case may be) as to the Shares that remain registered in your name as at the date on which entitlements to attend and vote at the adjourned Court Meeting and adjourned EGM are to be determined.
      In order to be valid, the pink Form of Proxy for use at the adjourned Court Meeting should be lodged not later than 11:00 a.m. (Hong Kong time) on 8 August 2007 and the white Form of Proxy for use at the adjourned EGM should be lodged not later than 11:30 a.m. (Hong Kong time) on 8 August 2007. The pink Form of Proxy in respect of the adjourned Court Meeting may also be returned by facsimile at number (852) 2865 0990 (marked for the attention of the “Company Secretary”) not later than 11:00 a.m. (Hong Kong time) on 8 August 2007, or it may be handed to the Chairman of the adjourned Court Meeting at the adjourned Court Meeting if it is not so lodged. The completion and return of a Form of Proxy for the Court Meeting, the adjourned Court Meeting, the EGM or the adjourned EGM will not preclude you from attending and voting in person at the relevant Meeting. In such event, the returned Form of Proxy for the relevant Meeting will be deemed to have been revoked.
      A further announcement will be made in relation to, among other things, the voting results of the adjourned Court Meeting and the adjourned EGM. In addition, an announcement will be made of the revised last date of dealings in the Shares on GEM and of the ADSs on NASDAQ, the revised Record Date (which is now expected to be 4:30 p.m. (Hong Kong time) on 31 August 2007), the results of the hearing of the petition to sanction the Scheme by the Grand Court, and if the Scheme is sanctioned, the revised Effective Date (which is now expected to be 31 August 2007 (Cayman Islands time)) and the revised date of the withdrawal of the listing of the Shares on GEM and of the ADSs on NASDAQ.
      If you do not appoint a proxy and you do not attend and vote at the adjourned Court Meeting and the adjourned EGM, you will still be bound by the outcome of the adjourned Court Meeting and the adjourned EGM. You are therefore strongly urged to attend and vote at the adjourned Court Meeting and the adjourned EGM in person or by proxy.
      For the purpose of determining the entitlements of Independent Shareholders to attend and vote at the adjourned Court Meeting and entitlements of Shareholders to attend and vote at the adjourned EGM, the register of members of TOM Online will be closed from 8 August 2007 to 10 August 2007 (both days inclusive) and during such period, no transfer of Shares will be effected. In order to qualify to vote at the adjourned Court Meeting and the adjourned EGM, all transfers accompanied by the relevant share certificates must be lodged with Computershare Hong Kong Investor Services Limited, the share

ACTION TO BE TAKEN

registrar of TOM Online in Hong Kong, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong before 4:30 p.m. (Hong Kong time) on 7 August 2007.
ACTION TO BE TAKEN BY ADS HOLDERS
      If you are an ADS Holder, you cannot vote at the adjourned Court Meeting or the adjourned EGM directly, but you may use the enclosed New ADS Voting Instruction Card to instruct the ADS Depositary (as the holder of the Shares underlying the ADSs through its nominee HKSCC Nominees Limited) how to vote the Shares underlying your ADSs. Any ADS Voting Instruction Card submitted on or before the date of this Supplement is deemed void, so even if you had voted on or prior to 31 May 2007, you must return the enclosed New ADS Voting Instruction Card to the ADS Depositary again in order for your vote to count at the adjourned Meetings.
      If you are a registered ADS Holder, please complete and sign the enclosed New ADS Voting Instruction Card and return it in accordance with the instructions printed on it so as to be received by the ADS Depositary no later than 10:00 a.m. on Wednesday, 1 August 2007 (New York time). New ADS Voting Instruction Cards returned by facsimile will not be accepted. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote.
      You may also elect to become a Shareholder by cancelling your ADSs and withdrawing the Shares represented by such ADSs in accordance with the terms of the ADS Deposit Agreement so that you become a registered holder of Shares prior to 4:30 p.m. (Hong Kong time) on 7 August 2007. You will incur fees, taxes and other charges in connection with such exchange and withdrawal. In order to cancel your ADSs and withdraw the underlying Shares, you should contact the ADS Depositary at 388 Greenwich Street, 14th Floor, New York, the United States, NY 10013.
      Upon the Scheme becoming effective, the ADS Depositary will receive an amount in Hong Kong dollars equal to the amount payable in respect of all Shares held for the ADS Depositary. Upon receipt, the ADS Depositary will convert such funds into US dollars in accordance with the terms of the ADS Deposit Agreement, and you will receive your pro rata portion of the consideration from the ADS Depositary, less any other fees or expenses of the ADS Depositary in connection with the currency conversion and withholding taxes (if applicable). You may also incur related taxes and other charges.
ACTION TO BE TAKEN BY OPTIONHOLDERS
      A supplement to the Option Proposal Letter (the “Supplement to Option Proposal Letter”) is being sent to each Optionholder separately. A sample of the Supplement to Option Proposal Letter is annexed to this Supplement.
      If you are an Optionholder and you wish to accept the Option Proposal you must complete and return the duly completed and executed Option Form of Acceptance together with the relevant certificate(s) or other documents evidencing the grant of the Outstanding TOM Online Share Options to you and any documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) for the aggregate principal amount of Outstanding TOM Online Share Options which you hold by 4:30 p.m. (Hong Kong time) on 31 August 2007 (or such later date and time as may be notified to you by Goldman Sachs or TOM), delivered to TOM at its principal place of business in Hong Kong at 48th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong. No acknowledgement of receipt of any Option Form of Acceptance or other document evidencing the grant of the Outstanding TOM Online Share Options or other documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) will be given.
      The consideration payable for the Option Proposal is determined based on the Cancellation Price, the exercise price of the Outstanding TOM Online Share Options and whether such options are or will be vested as of the revised Record Date and in respect of unvested Outstanding TOM Online Share Options, the Option Proposal Price is a nominal sum.

ACTION TO BE TAKEN

      If you, as an Optionholder, have delivered a duly completed Option Form of Acceptance together with the relevant certificate(s) and/or other documents to TOM as mentioned above before the date of the Supplement to Option Proposal Letter, such Option Form of Acceptance remains valid and you do not have to take any other action.
      Optionholders should be aware that after the Scheme becomes effective, the Outstanding TOM Online Share Options will no longer be convertible into Shares and will lapse. If you, as an Optionholder, do not lodge the duly completed and executed Option Form of Acceptance together with the relevant certificate(s) or other documents as mentioned above at or before 4:30 p.m. (Hong Kong time) on 31 August 2007 (or such later date and time as may be notified to you by Goldman Sachs or TOM), you will not receive the Option Proposal Price.
      You are urged to read the instructions and other terms and conditions of the Option Proposal printed on the Option Proposal Letter and the Supplement to Option Proposal Letter.
ACTION TO BE TAKEN BY HOLDERS THROUGH TRUST OR CCASS
      TOM Online will not recognise a person holding any Shares in trust. If you are a Beneficial Owner whose Shares are held by a Registered Owner (such as a nominee, depositary, trustee or authorised custodian), you should contact the Registered Owner and check whether any voting instruction submitted before the date of this Supplement remains valid or is void. Unless you had previously arranged for voting instructions to be submitted and such instructions remain valid and do not need to be changed, you should contact the Registered Owner and provide him, her or it with instructions or make arrangements with the Registered Owner in relation to the manner in which your Shares should be voted at the adjourned Court Meeting and/or adjourned EGM. Such instructions and/or arrangements should be given or made in advance of the aforementioned latest time for the lodgment of forms of proxy in respect of the adjourned Court Meeting and the adjourned EGM or otherwise in accordance with the instructions of the Registered Owner in order to provide the Registered Owner with sufficient time to accurately complete his, her or its proxy and to submit it by the deadline stated above, or otherwise to vote at the adjourned Meetings. To the extent that any Registered Owner requires instructions from or arrangements to be made with any Beneficial Owner at a particular date or time in advance of the aforementioned latest time for the lodgment of forms of proxy in respect of the adjourned Court Meeting and the adjourned EGM, then any such Beneficial Owner should comply with the requirements of the Registered Owner.

ACTION TO BE TAKEN

EXERCISE YOUR RIGHT TO VOTE
      IF YOU ARE A SHAREHOLDER OR A BENEFICIAL OWNER, TOM AND TOM ONLINE STRONGLY ENCOURAGE YOU TO EXERCISE YOUR RIGHT TO VOTE OR GIVE INSTRUCTIONS TO THE RELEVANT REGISTERED OWNER TO VOTE AT THE ADJOURNED COURT MEETING AND AT THE ADJOURNED EGM. IF YOU KEEP ANY SHARES IN A SHARE LENDING PROGRAMME, WE URGE YOU TO RECALL ANY OUTSTANDING SHARES ON LOAN TO AVOID MARKET PARTICIPANTS USING BORROWED STOCK TO VOTE.
      IF YOU ARE A REGISTERED OWNER HOLDING SHARES ON BEHALF OF BENEFICIAL OWNERS, WE WOULD BE GRATEFUL IF YOU WOULD INFORM THEM ABOUT THE IMPORTANCE OF EXERCISING THEIR VOTE.
      IF YOU ARE AN ADS HOLDER, YOU CANNOT VOTE AT THE ADJOURNED COURT MEETING OR THE ADJOURNED EGM DIRECTLY BUT YOU MAY INSTRUCT THE ADS DEPOSITARY (AS THE HOLDER OF THE SHARES UNDERLYING THE ADSs THROUGH ITS NOMINEE HKSCC NOMINEES LIMITED) TO EXERCISE YOUR RIGHT TO VOTE ACCORDING TO THE TERMS OF THE ADS DEPOSIT AGREEMENT. PLEASE COMPLETE AND RETURN THE NEW ADS VOTING INSTRUCTION CARD TO THE ADS DEPOSITARY IN A TIMELY MANNER. IF YOU HOLD YOUR ADSs THROUGH A FINANCIAL INTERMEDIARY, PLEASE FOLLOW THE INSTRUCTIONS THAT THE FINANCIAL INTERMEDIARY PROVIDES TO YOU.
      IF YOU ARE IN ANY DOUBT AS TO THE ACTION TO BE TAKEN, OR ARE IN DOUBT AS TO WHETHER YOUR PRIOR VOTE WAS DEEMED VOID, YOU ARE ENCOURAGED TO CONSULT YOUR LICENSED SECURITIES DEALER, BANK MANAGER, SOLICITOR, PROFESSIONAL ACCOUNTANT OR OTHER PROFESSIONAL ADVISER.

v

IMPORTANT NOTICES

      This Supplement amends and supplements the Scheme Document sent to Shareholders and ADS Holders on or about 30 April 2007 and should only be read in conjunction with the Scheme Document.
      The distribution of this Supplement in jurisdictions other than Hong Kong may be restricted by law, and therefore persons who come into possession of this Supplement should inform themselves about and observe such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities laws of such jurisdictions.
      The Scheme is subject to the laws of the Cayman Islands.
      Neither the Scheme Document nor this Supplement constitutes an offer to sell or issue, or the solicitation of an offer to buy or subscribe, shares in any jurisdiction in which such offer or solicitation is unlawful.
      No person has been authorised to give any information or to make any representation not contained in the Scheme Document or this Supplement and, if given or made, such information or representation should not be relied on as having been authorised by TOM Online, TOM, Goldman Sachs or any of their respective affiliates. Except as specifically stated in this Supplement, the delivery of this Supplement shall not imply that there has been no change in the information set forth herein or in the Scheme Document or in the affairs of TOM Online since the Latest Practicable Date or that the information contained herein or in the Scheme Document is correct as of any time after its date.
INFORMATION FOR US SCHEME SHAREHOLDERS (INCLUDING ADS HOLDERS)
      The Proposals are being made in relation to securities of TOM Online, an exempted company incorporated in the Cayman Islands, the Shares and ADSs of which are listed on GEM and NASDAQ respectively and, while the Proposals are subject to the Cayman Islands, Hong Kong and US disclosure requirements, US investors should be aware that the Scheme Document and this Supplement have been prepared in accordance with a Hong Kong format and style, which differs from the US format and style. In addition, the settlement procedure with respect to the Proposals will comply with the rules of the Takeovers Code and the Companies Law, as amended, which differ from US domestic settlement procedures in certain material respects, particularly with regard to the date of payment of consideration.
      The Scheme is a “going private transaction” under Rule 13e-3 of the Exchange Act, which governs going private transactions by certain issuers and affiliates. Therefore, the Scheme Document and this Supplement contain disclosures complying with the requirements of Rule 13e-3 and Schedule 13E-3. TOM Online and TOM will jointly file with the SEC an amendment to the Schedule 13E-3 initially filed by TOM and TOM Online on 30 April 2007, as further amended, which includes this Supplement as an exhibit. The disclosure requirements mandated by Rule 13e-3 contain important information and the Shareholders and ADS Holders are urged to read the Scheme Document, this Supplement and Schedule 13E-3 (and any amendments thereof) carefully before casting any vote at (or providing any proxy in respect of) the adjourned Court Meeting or the adjourned EGM.
      This Supplement will be despatched to, among other persons, the Scheme Shareholders and the ADS Depositary will arrange for the despatch of copies of this Supplement to ADS Holders, at no cost to them. In addition, the Scheme Shareholders and ADS Holders may obtain free copies of the Scheme Document, this Supplement and the Schedule 13E-3 (and any amendments thereof) at the website maintained by the SEC (http://www.sec.gov).
      You should be aware that both TOM and TOM Online are incorporated under the laws of the Cayman Islands, and some or all of the officers and directors of TOM and TOM Online, respectively, are residents of countries other than the United States. In addition, most of the assets of TOM and TOM Online are located outside the United States. As a result, it may be difficult for US Scheme Shareholders to effect service of process within the United States upon TOM or TOM Online or their respective officers or directors or to enforce against them a judgment of a US court predicated upon the federal or state securities laws of the United States.
      The Scheme Document and this Supplement include certain “forward-looking statements”. These statements are based on the current expectations of the management of TOM and/or TOM Online and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements

IMPORTANT NOTICES

contained in the Scheme Document and this Supplement include statements about the expected effects on TOM Online of the Proposals, the expected timing and scope of the Proposals, and all other statements in the Scheme Document and this Supplement other than historical facts. Forward-looking statements include, without limitation, statements typically containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates”, “envisages” and words of similar import. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the satisfaction of the conditions to the Proposals, as well as additional factors, such as changes in the relationships of TOM or TOM Online with telecommunication operators in the PRC and elsewhere, the effect of competition on the demand for and the price of TOM Online’s services, changes in customer demand and usage preference for TOM Online’s products and services, TOM or TOM Online’s inability to realise anticipated synergies and cost savings, changes in the regulatory policies by relevant government authorities, any changes in telecommunications and related technology and applications based on such technology, and changes in political, economic, legal and social conditions in the PRC, India and other countries where TOM or TOM Online conducts business operations, including, without limitation, the Chinese government’s policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into the PRC’s telecommunications market. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. For further discussion of factors that could cause actual results to differ from expectations, you should read TOM Online’s filings and submissions to the SEC, including TOM Online’s most recent Annual Report on Form 20-F and other materials furnished to the SEC under Form 6-K.
      All subsequent written and oral forward-looking statements attributable to TOM or TOM Online or persons acting on behalf of either of them are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements included herein are made only as of the date of this Supplement. Except as required by the Takeovers Code and applicable laws and regulations, neither TOM nor TOM Online intend, or undertake any obligation, to update these forward-looking statements.
      Solely for the convenience of the reader, the Scheme Document included and this Supplement includes, conversions of the consideration to be paid by TOM from Hong Kong dollars into US dollars. These conversions should not be construed as representations that the Hong Kong dollar amounts actually represent such US dollar amounts or could be converted into US dollars at the rates indicated or at all. Unless otherwise stated, all such amounts have been converted at the exchange rate of US$1.00 : HK$7.8180, the noon buying rate for Hong Kong dollars in New York in US dollars for cable transfers payable in Hong Kong dollars as certified by the Federal Reserve Bank of New York for customs purposes on 25 April 2007. Any US dollar amounts actually to be paid to ADS Holders will be determined by the ADS Depositary in accordance with the ADS Deposit Agreement and as set forth herein and in the Scheme Document.
FINANCIAL INFORMATION
      The financial information set out on pages 67 to 69 of the Scheme Document was included because of requirements of the Exchange Act, and may constitute a profit forecast under Rule 10 of the Takeovers Code. However, such financial information and profit forecasts do not meet the standard required by Rule 10 of the Takeovers Code and have not been reported on by any financial adviser, reporting accountant or auditor of TOM or TOM Online. Nevertheless, in view of the requirements of the Exchange Act, the Executive was prepared to permit the publication of such financial information in the Scheme Document. Shareholders, ADS Holders, Optionholders and potential investors should however exercise caution in placing reliance on such financial information in assessing the merits and demerits of the Scheme and the Option Proposal.
      Shareholders, ADS Holders, Optionholders and potential investors are advised to exercise caution when dealing in the Shares, the ADSs and the Outstanding TOM Online Share Options in reliance on the information set out in the Scheme Document and in this Supplement.

CHARACTERISTICS OF GEM

      GEM has been established as a market designed to accommodate companies to which a high investment risk may be attached. In particular, companies may list on GEM with neither a track record of profitability nor any obligation to forecast future profitability. Furthermore, there may be risks arising out of the emerging nature of companies listed on GEM and the business sectors or countries in which the companies operate. Prospective investors should be aware of the potential risks of investing in such companies and should make the decision to invest only after due and careful consideration. The greater risk profile and other characteristics of GEM mean that it is a market more suited to professional and other sophisticated investors.
      Given the emerging nature of companies listed on GEM, there is a risk that securities traded on GEM may be more susceptible to high market volatility than securities traded on the Main Board of the Stock Exchange and no assurance is given that there will be a liquid market in the securities traded on GEM.
      The principal means of information dissemination on GEM is publication on the Internet website operated by the Stock Exchange. GEM-listed companies are not generally required to issue paid announcements in gazetted newspapers. Accordingly, prospective investors should note that they need to have access to the GEM website in order to obtain up-to-date information on GEM-listed issuers.

CONTENT

INTRODUCTION

      This Supplement is being mailed to you to provide you with the updated expected timetable for the Scheme and the Proposals and to provide you with additional amendments and updates made to the Scheme Document, including updated disclosure on procedures to be followed by Shareholders, ADS Holders and Optionholders and certain changes in the financial and trading position and outlook of TOM Online Group deemed significant by TOM and TOM Online. This Supplement should be read in conjunction with the Scheme Document.
      On or about 30 April 2007, TOM and TOM Online mailed to you the Scheme Document containing, among other things, details of the Proposals put forward by TOM to privatise TOM Online by way of a scheme of arrangement under Section 86 of the Companies Law, to cancel all of the Scheme Shares, which will result in a reduction of the issued share capital of TOM Online, and to issue the New Shares to TOM (or a subsidiary of TOM as TOM may direct) in connection with the Scheme.
      The Court Meeting to vote on the Scheme and the EGM to vote upon the capital reduction, increase in share capital and issuance of new Shares in connection with the Scheme were scheduled for 8 June 2007. However, it was proposed that the Court Meeting and the EGM be adjourned to a later date so that Shareholders and ADS Holders would have additional time to consider the Scheme. At the Court Meeting and the EGM held on 8 June 2007, ordinary resolutions for the adjournment of the Court Meeting and the EGM to a later date were passed. Accordingly, the Court Meeting and the EGM were each adjourned to a later date. The resolution for the approval of the Scheme was not voted on at the Court Meeting and the special resolution for the approval of the capital reduction, increase in share capital and issuance of new Shares in connection with the Scheme was not voted on at the EGM, and will be considered at the adjourned Court Meeting and the adjourned EGM, respectively.
      If you are a Shareholder and have already lodged properly executed Forms of Proxy with Computershare Hong Kong Investor Services Limited on or before the date of this Supplement, your Forms of Proxy remain valid for the adjourned Court Meeting or the adjourned EGM (as the case may be), unless (i) after you have lodged your Forms of Proxy, you divest yourself of your entire shareholding in TOM Online, or (ii) you elect to lodge new Forms of Proxy for the adjourned Court Meeting and/or the adjourned EGM (as the case may be), or (iii) you attend the adjourned Court Meeting and/or adjourned EGM (as the case may be) in person and vote, or (iv) you elect to revoke the Forms of Proxy that you have already lodged. If you have sold or transferred some of your Shares, any Forms of Proxy that you have properly lodged earlier remain valid for the adjourned Court Meeting or the adjourned EGM (as the case may be) as to the Shares that remain registered in your name as at the date on which entitlements to attend and vote at the adjourned Court Meeting and adjourned EGM are to be determined. If you are a Shareholder and have already lodged properly executed Forms of Proxy with Computershare Hong Kong Investor Services Limited and wish to change your Forms of Proxy lodged earlier, simply fill out the Forms of Proxy included with this Supplement and return them to Computershare Hong Kong Investor Services Limited at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong, at least 48 hours before the time fixed for the relevant adjourned Meeting or any further adjournment of the relevant Meeting. The pink Form of Proxy in respect of the adjourned Court Meeting may also be returned by facsimile at number (852) 2865 0990 marked for the attention of the “Company Secretary” not later than 11:00 a.m. (Hong Kong time) on 8 August 2007, or it may be handed to the Chairman of the adjourned Court Meeting at the adjourned Court Meeting if it is not so lodged. Your lodgment of any of the enclosed Forms of Proxy will revoke your Form of Proxy for the relevant Meeting lodged earlier. Also, completion and return of a Form of Proxy will not prevent you from attending and voting in person either at the adjourned Court Meeting or at the adjourned EGM (or any further adjournment thereof) if you wish to do so. In such event, the returned Form of Proxy for the relevant Meeting will be deemed to have been revoked.
      If you are an ADS Holder and had submitted an ADS Voting Instruction Card on or prior to 31 May 2007, if you wish to vote, you will need to submit the enclosed New ADS Voting Instruction Card again. Any ADS Voting Instruction Card that you returned on or before the date of this Supplement is deemed void. Thus, in order for your vote to count, you must return your completed New ADS Voting Instruction Card for the adjourned Meetings to the ADS Depositary no later

INTRODUCTION

than 10:00 a.m. (New York time) on Wednesday, 1 August 2007. If you hold your ADSs through a financial intermediary, please follow the instructions they provide to you. You may also become a Shareholder of record, and thereby have the right to vote at the adjourned Court Meeting and the adjourned EGM, by cancelling your ADSs and withdrawing the Shares underlying such ADSs in accordance with the terms of the ADS Deposit Agreement, provided you become a Shareholder of record prior to 4:30 p.m. (Hong Kong time) on 7 August 2007. If you are seeking to become a Shareholder of record you should be aware that you will incur fees, taxes and other charges in connection with the exchange and withdrawal of your ADSs. You will not be required to pay any cancellation fees to the ADS Depositary for the cancellation of your ADSs.
      If you are a Beneficial Owner whose Shares are held by a Registered Owner (such as a nominee, depositary, trustee or authorised custodian), you should contact the Registered Owner and check whether any voting instruction submitted before the date of this Supplement remains valid or is void. Unless you had previously arranged for voting instructions to be submitted and such instructions remain valid and do not need to be changed, you should contact the Registered Owner and provide him, her or it with instructions or make arrangements with the Registered Owner in relation to the manner in which your Shares should be voted at the adjourned Court Meeting and/or adjourned EGM. Such instructions and/or arrangements should be given or made in advance of the aforementioned latest time for the lodgment of forms of proxy in respect of the adjourned Court Meeting and the adjourned EGM or otherwise in accordance with the instructions of the Registered Owner in order to provide the Registered Owner with sufficient time to accurately complete his, her or its proxy and to submit it by the deadline stated above, or otherwise to vote at the adjourned Meetings. To the extent that any Registered Owner requires instructions from or arrangements to be made with any Beneficial Owner at a particular date or time in advance of the aforementioned latest time for the lodgment of forms of proxy in respect of the adjourned Court Meeting and the adjourned EGM, then any such Beneficial Owner should comply with the requirements of the Registered Owner.
      As stated in the joint announcement dated 25 June 2007 made by TOM and TOM Online (the “25th June Announcement”), although TOM Online was still in the process of assessing the potential impact of certain recent changes in operational practices introduced by China Mobile, it expected them to have a significant adverse impact on TOM Online’s WAP business in particular and WVAS business as a whole in the second quarter of 2007 and beyond. In addition, TOM Online’s 51% share of the results of the TOM Eachnet joint venture, which began on 1 February 2007, will be reflected in TOM Online’s financial statements for the full second quarter of 2007 instead of just two months of the first quarter of 2007. The TOM Eachnet joint venture recorded a loss in the quarter ended 31 March 2007, and that loss has continued. In view of the developments stated in the 25th June Announcement, and in order to allow Shareholders, ADS Holders and Optionholders an opportunity to properly consider the impact of such developments, TOM Online intends to announce the interim results for the six months ended 30 June 2007 on or about 23 July 2007, which is prior to the date of the adjourned Court Meeting and adjourned EGM, the latest time for lodging Forms of Proxy in respect of the adjourned Court Meeting and adjourned EGM, the latest time for submission of New ADS Voting Instruction Cards for the adjourned Court Meeting and adjourned EGM, and the latest time to accept the Option Proposal. Such interim results will be posted on the GEM website (http://www.hkgem.com), the website maintained by the SEC (http://www.sec.gov) and TOM Online’s website (http://www.tom.com). TOM Online’s interim report for the six months ended 30 June 2007 will also be posted on the above websites and despatched or made available to Shareholders in accordance with the GEM Listing Rules as soon as practicable thereafter.
      The adjourned Court Meeting will be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong, on 10 August 2007 at 11:00 a.m. (Hong Kong time). The adjourned EGM will be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong, on 10 August 2007 at 11:30 a.m. (Hong Kong time) (or as soon thereafter as the adjourned Court Meeting being held on the same day and at the same place shall have been concluded or further adjourned).

INTRODUCTION

      Please note that no changes have been made to the Cancellation Price or any other element of the Scheme or the Proposals, save for the expected timetable. You are urged to read the section headed “Updated Expected Timetable” set out in this Supplement. Please also note that the Scheme Document has not been revised in its entirety to reflect the Updated Expected Timetable set out in this Supplement. To the extent that the Scheme Document still contains dates that conflict with those in the Updated Expected Timetable set out in this Supplement, the Updated Expected Timetable set out in this Supplement shall govern.

UPDATED SUMMARY TERM SHEET

      The section entitled “Part I — Summary Term Sheet” of the Scheme Document is hereby amended and/or supplemented as follows:
      The following sentence is hereby added after the third sentence of the second paragraph of “Part I — Summary Term Sheet” on page 1 of the Scheme Document:
      The attention of the US Scheme Shareholders (including ADS Holders) is directed in particular to “Part VII — US Special Factors”.
      The paragraph headed “Payment” of “Part I — Summary Term Sheet” on page 1 of the Scheme Document is hereby replaced by the following paragraph, which adds one sentence and two additional cross references to the original paragraph:

Payment: Pursuant to the Share Proposal, all Scheme Shares (including all Scheme Shares underlying ADSs) will be cancelled in exchange for HK$1.52 in cash for each Scheme Share. Each ADS represents 80 Scheme Shares and, accordingly, upon the Share Proposal becoming effective, ADS Holders will, for each ADS, receive 80 times the Cancellation Price of HK$1.52 in cash, which at the Exchange Rate represents US$15.554 in cash, such sum to be paid to ADS Holders under the ADS Deposit Agreement upon surrender of the ADSs (net of permitted fees, expenses and withholding taxes, if any). The consideration was determined by TOM after considering, among other factors, TOM Online’s historical trading prices, research analysts’ estimates and price targets for Shares of TOM Online, and comparisons to trading multiples of shares of comparable companies, and represents a premium compared to the current market price of the Shares and the net asset value per Share of TOM Online as discussed further below under “Premium Prices”. See “Part VII — US Special Factors — 1. Special Factors — 1.1 Past Contacts, Transactions and Negotiations”; “Part VII — US Special Factors — 1. Special Factors — 3. Fairness — 3.1 TOM”; “Part VIII — Explanatory Memorandum — 15. Registration and Payment”; and “Part VIII — Explanatory Memorandum — 8. Comparisons of Value.”

UPDATED QUESTIONS AND ANSWERS

      The section entitled “Part II — Questions and Answers” of the Scheme Document is hereby amended and/or supplemented as follows:
      The following sentence is hereby added as the last sentence to the answer to the question “How do the Proposals compare with recent prices of Shares?” in “Part II — Questions and Answers” on page 9 of the Scheme Document:
      The consideration was determined by TOM after considering, among other factors, TOM Online’s historical trading prices, research analysts’ estimates and price targets for Shares of TOM Online, and comparisons to trading multiples of shares of comparable companies, and represents a premium to the current market price of the Shares and the net asset value per Share of TOM Online.
      The following questions and answers are hereby added after the answer to the question “What is the location, date and time of the Meetings?” in “Part II — Questions and Answers” on page 10 of the Scheme Document:
Why are you sending me this Supplement to the Scheme Document?
      We are sending you this Supplement to the Scheme Document in order to provide you with the updated expected timetable for the Scheme and the Proposals and to provide you with additional amendments and updates made to the Scheme Document, including updated disclosure on procedures to be followed by Shareholders, ADS Holders and Optionholders and certain changes in the financial and trading position and outlook of TOM Online Group deemed significant by TOM and TOM Online.
Are there any changes to the Cancellation Price or the structure of the Scheme or Proposals?
      No, the Cancellation Price and the structure of the Scheme and the Proposals remain the same. None of the elements of the Scheme and the Proposals have changed, save for the timing, as set out in the Updated Expected Timetable set out in this Supplement.
If the voting participation rate remains low, will you propose another adjournment of the Meetings?
      At this stage, TOM and TOM Online do not have any plans to seek further adjournment of the Meetings.
I am a Shareholder, and I have already lodged Forms of Proxy and do not want to change my vote. What do I do now?
      If you are a Shareholder and have already lodged properly executed Forms of Proxy with Computershare Hong Kong Investor Services Limited on or before the date of this Supplement, your Forms of Proxy remain valid for the adjourned Court Meeting or the adjourned EGM (as the case may be), unless (i) after you have lodged your Forms of Proxy, you divest yourself of your entire shareholding in TOM Online, or (ii) you elect to lodge new Forms of Proxy for the adjourned Court Meeting and/or the adjourned EGM (as the case may be), or (iii) you attend the adjourned Court Meeting and/or adjourned EGM (as the case may be) in person and vote, or (iv) you elect to revoke the Forms of Proxy that you have already lodged. If you have sold or transferred some of your Shares, any Forms of Proxy that you have properly lodged earlier remain valid for the adjourned Court Meeting or the adjourned EGM (as the case may be) as to the Shares that remain registered in your name as at the date on which entitlements to attend and vote at the adjourned Court Meeting and adjourned EGM are to be determined.
      Completion and return of a Form of Proxy for the Court Meeting, the adjourned Court Meeting, the EGM or the adjourned EGM will not preclude you from attending the relevant Meeting and voting in person if you wish to do so. In such event, the returned Form of Proxy for the relevant Meeting will be deemed to have been revoked.

UPDATED QUESTIONS AND ANSWERS

I am a Shareholder and I have already lodged Forms of Proxy, but want to change my vote. What do I do now?
      If you are a Shareholder and have already lodged properly executed Forms of Proxy with Computershare Hong Kong Investor Services Limited and wish to change your vote, simply fill out the Forms of Proxy included with this Supplement and return them to Computershare Hong Kong Investor Services Limited at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong, at least 48 hours before the time fixed for the relevant adjourned Meeting or any further adjournment of the relevant Meeting. The pink Form of Proxy in respect of the Court Meeting may also be returned by facsimile at number (852) 2865 0990 marked for the attention of the “Company Secretary” not later than 11:00 a.m. (Hong Kong time) on 8 August 2007. In the case of the pink Form of Proxy, it may be handed to the Chairman of the adjourned Court Meeting at the adjourned Court Meeting if it is not so lodged. Your lodgment of any of the enclosed Forms of Proxy will revoke your Form of Proxy for the relevant Meeting lodged earlier.
      Also, completion and return of a Form of Proxy for the Court Meeting, the adjourned Court Meeting, the EGM or the adjourned EGM will not preclude you from attending the relevant Meeting and voting in person if you wish to do so. In such event, the returned Form of Proxy for the relevant Meeting will be deemed to have been revoked.
I am an ADS Holder and I have already submitted an ADS Voting Instruction Card. What do I do now?
      If you are an ADS Holder and had already submitted an ADS Voting Instruction Card on or prior to 31 May 2007, if you wish to vote, you will need to submit the enclosed New ADS Voting Instruction Card again. Any ADS Voting Instruction Card that you returned on or before the date of this Supplement is deemed void. Thus, in order for your vote to count, you must return your completed New ADS Voting Instruction Card for the adjourned Meetings to the ADS Depositary no later than 10:00 a.m. (New York time) on Wednesday, 1 August 2007. If you hold your ADSs through a financial intermediary, please follow the instructions they provide to you.
      You may also become a Shareholder of record, and thereby have the right to vote at the adjourned Court Meeting and the adjourned EGM, by cancelling your ADSs and withdrawing the Shares underlying such ADSs in accordance with the terms of the ADS Deposit Agreement, provided you become a Shareholder of record prior to 4:30 p.m. (Hong Kong time) on 7 August 2007. If you are seeking to become a Shareholder of record you should be aware that you will incur fees, taxes and other charges in connection with the exchange and withdrawal of your ADSs. You will not be required to pay any cancellation fees to the ADS Depositary for the cancellation of your ADSs.
What is the location, date and time of the adjourned Meetings?
      The adjourned Court Meeting will be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong, on 10 August 2007 at 11:00 a.m. (Hong Kong time). The adjourned EGM will be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong, on 10 August 2007 at 11:30 a.m. (Hong Kong time) (or as soon thereafter as the adjourned Court Meeting being held on the same day and at the same place shall have been concluded or further adjourned).

UPDATED EXPECTED TIMETABLE

      The section entitled “Part III — Expected Timetable” of the Scheme Document is hereby replaced in its entirety by the following:

Hong Kong time

(unless otherwise stated)
Date of despatch of this Supplement	on or around Tuesday, 10 July 2007
Latest time to surrender ADSs and withdraw the underlying Shares to vote directly at the adjourned Court Meeting and adjourned EGM (Note 1)	5:00 p.m. on Tuesday, 31 July 2007 (New York time)
Latest time for receipt by the ADS Depositary of completed New ADS Voting Instruction Cards from ADS Holders for the adjourned Court Meeting and adjourned EGM (Note 2)	10:00 a.m. on Wednesday, 1 August 2007 (New York time)
Latest time for lodging transfers of Shares to qualify for attending and voting at the adjourned Court Meeting and adjourned EGM	before 4:30 p.m. on Tuesday, 7 August 2007
Register of members of TOM Online closed for determination of entitlements of Independent Shareholders to attend and vote at the adjourned Court Meeting and of Shareholders to attend and vote at the adjourned EGM (Note 3)
Wednesday, 8 August 2007 to Friday, 10 August 2007 (both days inclusive)
Latest time for receipt by the Registrar of Forms of
Proxy in respect of (Note 4)
Adjourned Court Meeting	11:00 a.m. on Wednesday, 8 August 2007
Adjourned EGM	11:30 a.m. on Wednesday, 8 August 2007
Suspension of dealings in the Shares and in shares of TOM	9:30 a.m. on Friday, 10 August 2007
Adjourned Court Meeting (Note 5)	11:00 a.m. on Friday, 10 August 2007
Adjourned EGM (Note 5)	11:30 a.m. on Friday, 10 August 2007
(or as soon thereafter as the adjourned Court Meeting being held on the same day and at the same place shall have been concluded or further adjourned)
Announcement of the results of the adjourned Court Meeting and adjourned EGM published on the Stock Exchange website and the GEM website	Friday, 10 August 2007
Court hearing of TOM Online’s summons for directions in respect of the capital reduction	Friday, 10 August 2007 (Cayman Islands time)

UPDATED EXPECTED TIMETABLE

Hong Kong time

(unless otherwise stated)
Announcement of the results of the adjourned Court Meeting and adjourned EGM published in The Standard in English and the Hong Kong Economic Journal in Chinese	Monday, 13 August 2007
Resumption of dealings in the Shares and in shares of TOM	9:30 a.m. on Monday, 13 August 2007
Last day for dealings in the Shares (Note 6)	Monday, 27 August 2007
Last day for dealings in ADSs (Note 7)	Monday, 27 August 2007 (New York time)
Latest time for lodging transfers of Shares to qualify for entitlements under the Scheme	before 4:30 p.m. on Thursday, 30 August 2007
Register of members of TOM Online closed for determining entitlements to qualify under the Scheme (Note 8)	Friday, 31 August 2007 to Monday, 3 September 2007 (both days inclusive)
Latest time to accept the Option Proposal (Note 9)	4:30 p.m. on Friday, 31 August 2007
Revised Record Date	4:30 p.m. on Friday, 31 August 2007
Court hearing of the petition to sanction the Scheme and to confirm the capital reduction	Friday, 31 August 2007 (Cayman Islands time)
Revised Effective Date (Note 10)	Friday, 31 August 2007 (Cayman Islands time)
Expected withdrawal of the listing of ADSs on NASDAQ becomes effective (Notes 7 and 11)	Friday, 31 August 2007 (New York time)
Announcement of the results of the court hearing of the petition to sanction the Scheme and to confirm the capital reduction, the revised Effective Date and the withdrawal of the listing of the Shares in The Standard in English and the Hong Kong Economic Journal in Chinese and on the Stock Exchange website and the GEM website
Monday, 3 September 2007
Expected withdrawal of the listing of the Shares on GEM becomes effective (Notes 6 and 12)	9:30 a.m. on Monday, 3 September 2007

UPDATED EXPECTED TIMETABLE

Hong Kong time

(unless otherwise stated)
Cheques for cash payment under the Share Proposal and the Option Proposal to be despatched on or before	Friday, 7 September 2007
Shareholders, ADS Holders and Optionholders should note that the above timetable is subject to change. Further announcement(s) will be made in the event that there is any change.

Notes:

1.	ADS Holders who wish to cancel their ADSs, withdraw the underlying Shares and become registered holders of Shares should contact the ADS Depositary at 388 Greenwich Street, 14th Floor, New York, the United States, NY 10013.

2.	New ADS Voting Instruction Cards should be returned to the ADS Depositary in accordance with the instructions on the New ADS Voting Instruction Card no later than 10:00 a.m. (New York time) on Wednesday, 1 August 2007. If an ADS Holder does not return the New ADS Voting Instruction Card by this time, the Shares underlying his or her ADSs will not be voted at the adjourned Court Meeting or the adjourned EGM. Please refer to the section headed “Action to be taken by ADS Holders” in this Supplement for further details.

3.	The register of members of TOM Online will be closed during such period for the purpose of determining the entitlements of the Independent Shareholders to attend and vote at the adjourned Court Meeting and of the Shareholders to attend and vote at the adjourned EGM. This book close period is not for determining entitlements under the Scheme. Any Shareholders to whom Shares are transferred after such period will not be entitled to attend and vote at the adjourned Court Meeting and the adjourned EGM.

4.	Forms of Proxy should be lodged, by hand or by post, with Computershare Hong Kong Investor Services Limited, the share registrar of TOM Online in Hong Kong, at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong, no later than the times and dates stated above. The pink Form of Proxy in respect of the adjourned Court Meeting may be returned by facsimile at number (852) 2865 0990 marked for the attention of the “Company Secretary” not later than 11:00 a.m. (Hong Kong time) on 8 August 2007, or it may be handed to the Chairman of the adjourned Court Meeting at the adjourned Court Meeting if it is not so lodged. In order to be valid, the pink Form of Proxy for the adjourned Court Meeting and the white Form of Proxy for the adjourned EGM must be lodged no later than the times and dates stated above. If you are a Shareholder and you have already lodged properly executed Forms of Proxy with Computershare Hong Kong Investor Services Limited on or before the date of this Supplement, your Forms of Proxy remain valid for the adjourned Court Meeting or the adjourned EGM (as the case may be), unless (i) after you have lodged your Forms of Proxy, you divest yourself of your entire shareholding in TOM Online, or (ii) you elect to lodge new Forms of Proxy for the adjourned Court Meeting and/or the adjourned EGM (as the case may be), or (iii) you attend the adjourned Court Meeting and/or adjourned EGM in person and vote, or (iv) you elect to revoke the Forms of Proxy that you have already lodged. If you have sold or transferred some of your Shares, any Forms of Proxy that you have properly lodged earlier remain valid for the adjourned Court Meeting or the adjourned EGM (as the case may be) as to the Shares that remain registered in your name as at the date on which entitlements to attend and vote at the adjourned Court Meeting and adjourned EGM are to be determined. Completion and return of a Form of Proxy for the Court Meeting, the adjourned Court Meeting, the EGM or the adjourned EGM will not preclude an Independent Shareholder and Shareholder (as the case may be) from attending the relevant Meeting and voting in person. In such event, the returned Form of Proxy for the relevant Meeting will be deemed to have been revoked. Please refer to the section headed “Action to be taken by Shareholders” set out in this Supplement for further details.

In the case of any Beneficial Owner whose Shares are held by a Registered Owner (such as a nominee, depositary, trustee or authorised custodian), such Beneficial Owner should contact the Registered Owner and check whether any voting instruction submitted before the date of this Supplement remains valid or is void. Unless a Beneficial Owner had previously arranged for voting instructions to be submitted and such instructions remain valid and do not need to be changed, such Beneficial Owner should contact the Registered Owner and provide him, her or it with instructions or make arrangements with the Registered Owner in relation to the manner in which the Shares of the Beneficial Owner should be voted at the adjourned Court Meeting and/or adjourned EGM. Such instructions should be given before the latest time for the lodgment of forms of proxy in respect of the adjourned Court Meeting and adjourned EGM or otherwise in accordance with the instructions of the Registered Owner in order to provide the Registered Owner with sufficient time to accurately complete his, her or its proxy and to submit it by the deadline stated above, or otherwise to vote at the adjourned Meetings. To the extent that any Registered Owner requires instructions from or arrangements to be made with any Beneficial Owner at a particular date or time in advance of the aforementioned latest time for the lodgment of forms of proxy in respect of the adjourned Court Meeting and the adjourned EGM, then any such Beneficial Owner should comply with the requirements of the Registered Owner.

5.	The adjourned Court Meeting and the adjourned EGM will be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong at the times and dates specified above.

6.	If any remaining condition set out in the paragraph headed “3. Conditions of the Share Proposal and the Scheme” in the Explanatory Memorandum in Part VIII of the Scheme Document, including without limitation the Grand Court’s sanction of

UPDATED EXPECTED TIMETABLE

the Scheme, is not fulfilled or (to the extent permitted) waived (as the case may be), listing of the Shares on GEM will not be withdrawn in accordance with this Updated Expected Timetable and TOM Online will apply to the Stock Exchange for resumption of dealings in the Shares.

7.	If any remaining condition set out in the paragraph headed “3. Conditions of the Share Proposal and the Scheme” in the Explanatory Memorandum in Part VIII of the Scheme Document, including without limitation the Grand Court’s sanction of the Scheme, is not fulfilled or (to the extent permitted) waived (as the case may be), listing of the ADSs on NASDAQ will not be withdrawn in accordance with this Updated Expected Timetable and TOM Online will apply to NASDAQ for resumption of dealings in the ADSs.

8.	The register of members of TOM Online will be closed during such period for the purpose of determining Scheme Shareholders who are qualified for entitlements under the Scheme.

9.	Option Forms of Acceptance, duly completed in accordance with the instructions on them, must be lodged with TOM at its principal place of business in Hong Kong at 48th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong not later than 4:30 p.m. (Hong Kong time) on Friday, 31 August 2007 (or such later date as may be notified by Goldman Sachs or TOM), failing which the Optionholders will not receive any Option Proposal Price. If you, as an Optionholder, have delivered a duly completed Option Form of Acceptance together with other required documents to TOM before the date of the Supplement to Option Proposal Letter, such Option Form of Acceptance remains valid and you do not have to take any other action. Please refer to the section headed “Action to be Taken” in this Supplement, the section headed “Part III — Expected Timetable” in the Scheme Document, as amended by the “Updated Expected Timetable” set out in this Supplement, and the Supplement to Option Proposal Letter for further details.

10.	The Scheme shall become effective upon all the conditions set out in the paragraph headed “3. Conditions of the Share Proposal and the Scheme” in the Explanatory Memorandum in Part VIII of the Scheme Document having been fulfilled or (to the extent permitted) waived (as the case may be).

11.	It is expected that the listing of the ADSs on NASDAQ will be withdrawn around Friday, 31 August 2007 (New York time), the revised expected Effective Date, if all the conditions set out in the paragraph headed “3. Conditions of the Share Proposal and the Scheme” in the Explanatory Memorandum in Part VIII of the Scheme Document have been fulfilled or (to the extent permitted) waived (as the case may be).

12.	It is expected that the listing of the Shares on GEM will be withdrawn at or before 9:30 a.m. on Monday, 3 September 2007 (Hong Kong time), being the first trading day after the revised expected Effective Date, if all the conditions set out in the paragraph headed “3. Conditions of the Share Proposal and the Scheme” in the Explanatory Memorandum in Part VIII of the Scheme Document have been fulfilled or (to the extent permitted) waived (as the case may be).

UPDATED US SPECIAL FACTORS

      The section entitled “Part VII — US Special Factors” of the Scheme Document is hereby amended and/or supplemented as follows:
      The following sentence hereby replaces the second sentence of the paragraph beginning “On 21 August 2006 ...” in Part VII under the caption “US Special Factors — 1.1 Past Contacts, Transactions and Negotiations — The Privatisation of TOM Online” on page 51 of the Scheme Document:
      This presentation included summaries and analyses of historical trading data for the Shares and ADSs of TOM Online, including in comparison to historical trading prices for selected internet and wireless companies.
      The following sentence hereby replaces the second sentence of the paragraph beginning “On 1 September 2006 ...” in Part VII under the caption “US Special Factors — 1.1 Past Contacts, Transactions and Negotiations — The Privatisation of TOM Online” on page 51 of the Scheme Document:
      This presentation included (i) an overview of TOM Group and TOM Online, (ii) summaries and/or analyses of historical trading data for the Shares and ADSs of TOM Online, (iii) summaries of research analysts’ recommendations, earnings estimates and price targets for Shares of TOM Online, (iv) comparisons to trading multiples and financial ratios for other selected internet and wireless companies, (v) summaries of historical premiums paid in selected Hong Kong public market merger and acquisition transactions, (vi) financial analyses at various potential offer prices and (vii) an overview of TOM Online shareholders and historical short interest volume in TOM Online ADSs.
      The following sentence hereby replaces the second sentence of the paragraph beginning “On 3 March 2007 ...” in Part VII under the caption “US Special Factors — 1.1 Past Contacts, Transactions and Negotiations — The Privatisation of TOM Online” on page 52 of the Scheme Document:
      This presentation included (i) an overview of TOM Group and TOM Online, (ii) summaries of key recent industry developments affecting TOM Online, (iii) summaries and/or analyses of historical trading data for the Shares and ADSs of TOM Online, (iv) summaries of research analysts’ recommendations, earnings estimates and price targets for Shares of TOM Online, (v) comparisons to trading multiples and financial ratios for other selected internet and wireless companies and (vi) financial analyses at various potential offer prices.
      The following paragraph hereby replaces the introductory paragraph of the section “3. Fairness” in “Part VII — US Special Factors” on page 56 of the Scheme Document:
      The Scheme and the Proposals will be treated as a “going private” transaction under the applicable rules and regulations of the Exchange Act. TOM and TOM Online are required to state their respective beliefs as to the procedural and substantive fairness of the Proposals to the unaffiliated security holders of TOM Online. TOM and TOM Online are making the statements included in this section for the purposes of complying with the requirements of Rule 13e-3 and related requirements under the Exchange Act and, accordingly, for purposes of the following discussion of fairness and any statements about the determination of fairness of the Proposals, references to ‘Independent Shareholders’ shall be read and understood as the unaffiliated security holders of TOM Online (excluding, therefore, TOM Online’s affiliated security holders such as any executive officers and the Directors who are securityholders).
      The following paragraph is hereby added before the last paragraph in the section entitled “US Special Factors — 3. Fairness — 3.1 TOM” under Part VII on page 57 of the Scheme Document:
      Although the Independent Board Committee did not retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders, TOM believes that the establishment of the

UPDATED US SPECIAL FACTORS

Independent Board Committee and the retention of the Independent Financial Adviser constituted sufficient procedural safeguards for the unaffiliated shareholders.
      The following sentence is hereby added after the first paragraph of the section headed “US Special Factors — 3. Fairness” in Part VII on page 57 of the Scheme Document:
      The Independent Board Committee believes that the Proposals are both substantively and procedurally fair to the Independent Shareholders (including without limitation the ADS Holders), despite the fact that the Independent Board Committee did not appoint an independent representative to act exclusively as the agent of the unaffiliated shareholders for the purpose of negotiating the terms of the Proposals.
      The following sentence hereby replaces the third bullet point in the section headed “3. Fairness — 3.1 TOM” in “Part VII — US Special Factors” on page 57 of the Scheme Document:
      TOM has considered an analysis of the trading performance of TOM Online’s industry comparables, which included an analysis of TOM Online’s historical stock prices;
      The following paragraph hereby replaces the third to last paragraph in the section entitled “3. Fairness — 3.1 TOM” in “Part VII — US Special Factors” on page 57 of the Scheme Document:
      TOM did not explicitly consider the “going concern” value of TOM Online. It did however implicitly consider such “going concern” value by taking into account, as discussed above, TOM Online’s current and anticipated business, financial conditions, results of operations and prospects, expectations of profitability, and other forward-looking matters.
      The following paragraph is hereby added before the last paragraph under the heading “The Board” in the section headed “3. Fairness — 3.2 TOM Online” in “Part VII — US Special Factors” on page 57 of the Scheme Document:
      The Board did not explicitly consider the “going concern” value of TOM Online, as it adopted the recommendation of the Independent Board Committee. The Independent Board Committee did not expressly consider “going concern” of TOM Online. It did, however, implicitly consider such “going concern” value. Even though no discounted cash flow analysis was performed (for the reasons cited in the paragraph “Summary of the Qualitative and Financial Analysis Conducted by ING” of the section headed “3. Fairness — 3.2 TOM Online — Summary of Report and Opinion of the Independent Financial Adviser” in Part VII of this Scheme Document), the Independent Board Committee implicitly considered “going concern” value by taking into account, as discussed below under “The Independent Board Committee”, TOM Online’s current and anticipated business, financial conditions, results of operations and prospects, expectations of profitability, and other forward-looking matters.
      The following sentence hereby replaces the second sentence in the seventh paragraph of the section headed “Summary of Report and Opinion of the Independent Financial Adviser” in “Part VII — US Special Factors — 3. Fairness — 3.2 TOM Online” on page 61 of the Scheme Document:
      Independent Shareholders are urged to read such opinion carefully in its entirety for a description of the procedures followed, the factors considered, the assumptions made, and the limitations on the analysis undertaken by ING, and may rely on such opinion as an opinion directed solely as to whether the consideration to be paid to the Scheme Shareholders and Optionholders pursuant to the Proposals is fair, from a financial point of view, to such Scheme Shareholders and Optionholders and not as how the Scheme Shareholders should vote in the Meetings.

UPDATED US SPECIAL FACTORS

      The following sentence hereby replaces the third sentence in the paragraph beginning “Between 17 August 2006 and 1 September 2006, ...” in “Part VII — US Special Factors — 3. Fairness — 3.4 Goldman Sachs Presentations” on page 69 of the Scheme Document:
      The 3 March 2007 presentation included (i) an overview of TOM Group and TOM Online, (ii) summaries of key recent industry developments affecting TOM Online, (iii) summaries and/or analyses of historical trading data for the Shares and ADSs of TOM Online, (iv) summaries of research analysts’ recommendations, earnings estimates and price targets for Shares of TOM Online, (v) comparisons to trading multiples and financial ratios for other selected internet and wireless companies and (vi) financial analyses at various potential offer prices.
      The following sentence is hereby added as the new second sentence of the paragraph entitled “4.2 Participation in TOM Online” in “US Special Factors — 4. Effects of the Proposals” under Part VII on page 70 of the Scheme Document:
      As a result, TOM will increase its interest in TOM Online’s net book value and net earnings from approximately 65.733% (as of April 26, 2007, assuming no Outstanding TOM Online Share Options are exercised before the Scheme becomes effective) to 90.002% after the Scheme becomes effective (assuming that no Outstanding TOM Online Share Options are exercised).
      The following paragraph hereby replaces the second paragraph in the section headed “4.5 Exchange Act de-registration and availability of public information” in “Part VII — US Special Factors” on page 71 of the Scheme Document:
      Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by TOM Online to the SEC and would make provisions of the Exchange Act applicable to foreign private issuers with a reporting obligation under Section 13(a) or 15(d) of the Exchange Act no longer applicable to TOM Online. For example, TOM Online would no longer be required to file an annual report on Form 20-F or to make submissions of material information on Form 6-K, in each case as required under Section 13(a) of the Exchange Act, or to maintain a system of internal controls over financial reporting in accordance with the standards prescribed by the Exchange Act. In addition, withdrawal of the ADSs from NASDAQ would render inapplicable certain corporate governance standards that currently apply to TOM Online by reason of the NASDAQ listing standards and Rule 10A-3 of the Exchange Act (relating to independent audit committees). As noted in the last paragraph of the section headed “2. Purposes, Reasons for, and Benefits of the Proposals” in “Part VII — US Special Factors” of this Scheme Document, there are costs associated with continued registration under the Exchange Act of TOM Online. Upon termination of such registration, the benefits of such reduced costs would accrue to TOM as holder in the aggregate of 90.002% of TOM Online (assuming that no Outstanding TOM Online Share Options are exercised).
      The following sentences are hereby added after the first sentence in the first full paragraph in the section headed “Part VII — US Special Factors — 6. Persons/ Assets Retained, Employed, Compensated or Used” on page 75 of the Scheme Document:
      TOM engaged Goldman Sachs based on its qualifications, expertise and reputation. Goldman Sachs is an internationally recognized investment banking firm and, as part of its investment banking activities, regularly engages in analyzing businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and performing analysis for estate, corporate and other purposes. In the ordinary course of business, Goldman Sachs and its affiliates may hold or actively trade in securities of TOM Online or those of its affiliates for Goldman Sachs’ own account and for the account of Goldman Sachs’ customers and, accordingly, may at any time hold a long or short position in such securities.

FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

      The section entitled “8. Material Changes” in “Appendix I — Financial Information on the TOM Online Group” to the Scheme Document is hereby replaced in its entirety by the following:

8.	MATERIAL CHANGES
      As stated in the joint announcement dated June 25, 2007 made by TOM and TOM Online (the “25th June Announcement”), the provision of WVAS over the mobile networks of China Mobile and China Unicom is one of the principal businesses of TOM Online. Revenue from such services accounted for 90.6% of TOM Online’s total revenue for the quarter ended March 31, 2007. Among TOM Online’s WVAS businesses, the higher margin WAP services accounted for 20.4% of TOM Online’s total WVAS revenue for the quarter ended March 31, 2007. In May 2007, China Mobile began the operational practice of displaying a service fee reminder to WAP service users when they request the download of a WAP page onto their mobile handsets and seeking their confirmation before processing the download request. In addition, China Mobile started to place links to only its own WVAS offerings on the embedded menus of mobile handsets with customized software for China Mobile users. In the past, such embedded menus on handsets featured links to all popular products on China Mobile’s networks, including TOM Online’s products. Although TOM Online is still in the process of assessing the potential impact of the changes adopted by China Mobile, it expects them to have a significant adverse impact on TOM Online’s WAP business in particular and WVAS business as a whole in the second quarter of 2007 and beyond. In addition, TOM Online’s 51% share of the results of the TOM Eachnet joint venture, which began on February 1, 2007, will be reflected in TOM Online’s financial statements for the full second quarter of 2007 instead of just two months of the first quarter of 2007. The TOM Eachnet joint venture recorded a loss in the quarter ended March 31, 2007, and that loss has continued.
      In view of the developments stated in the 25th June Announcement, and in order to allow Shareholders, ADS Holders and Optionholders an opportunity to properly consider the impact of such developments, TOM Online intends to announce the interim results for the six months ended June 30, 2007 on or about July 23, 2007, which is prior to the date of the adjourned Court Meeting and adjourned EGM, the latest time for lodging Forms of Proxy in respect of the adjourned Court Meeting and adjourned EGM, the latest time for submission of New ADS Voting Instruction Cards for the adjourned Court Meeting and adjourned EGM, and the latest time to accept the Option Proposal. Such interim results will be posted on the GEM website (http://www.hkgem.com), the website maintained by the SEC (http://www.sec.gov) and TOM Online’s website (http://www.tom.com). TOM Online’s interim report for the six months ended June 30, 2007 will also be posted on the above websites and despatched or made available to Shareholders in accordance with the GEM Listing Rules as soon as practicable thereafter.
      TOM and TOM Online do not expect to issue an additional supplement to the Scheme Document in respect of such developments.
      The Directors of TOM Online confirm that save as disclosed in (i) the quarterly report of the TOM Online Group for the three months ended March 31, 2007 in respect of the decline in gross profit margin primarily due to higher IVR revenue shared by China Mobile upon transition to China Mobile’s centralised IVR platform, sharing losses of newly established joint venture, TOM Eachnet, and provision for uncertain tax benefits upon adoption of FIN 48 and (ii) the 25th June Announcement in respect of the potential impact of certain recent changes in operational practices introduced by China Mobile on TOM Online’s WVAS business, in particular its WAP business, and TOM Online’s 51% share of the results of the TOM Eachnet joint venture, there were no material changes in the financial or trading position or outlook of TOM Online Group since December 31, 2006, the date to which the last published audited consolidated financial statements of TOM Online Group were made up, up to July 6, 2007 (being the latest practicable date for ascertaining certain information contained in this Supplement).

GENERAL INFORMATION

1.	RESPONSIBILITY STATEMENT
      The information contained in this Supplement relating to the TOM Online Group has been supplied by TOM Online. The issue of this Supplement has been approved by the Directors, who jointly and severally accept full responsibility for the accuracy of the information contained in this Supplement relating to the TOM Online Group, and with the exception of any opinion of the Independent Board Committee relating to the recommendation of the Proposals, confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this Supplement have been arrived at after due and careful consideration and there are no other facts relating to the TOM Online Group not contained in this Supplement, the omission of which would make any statement in this Supplement relating to the TOM Online Group misleading.
      The members of the Independent Board Committee jointly and severally accept full responsibility for the accuracy of any opinion of the Independent Board Committee relating to the recommendation of the Proposals contained in this Supplement, and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, the opinions expressed in this Supplement have been arrived at after due and careful consideration and there are no other facts not contained in this Supplement the omission of which would make any of the opinions of the Independent Board Committee relating to the recommendation of the Proposals contained in this Supplement misleading.
      The information contained in this Supplement relating to the TOM Group (other than that relating to the TOM Online Group) has been supplied by TOM. The issue of this Supplement has been approved by the directors of TOM, who jointly and severally accept full responsibility for the accuracy of the information contained in this Supplement (other than that relating to the TOM Online Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this Supplement have been arrived at after due and careful consideration and there are no other facts (other than those relating to the TOM Online Group) not contained in this Supplement, the omission of which would make any statement in this Supplement (other than that relating to the TOM Online Group) misleading.

2.	CERTAIN INFORMATION IN THE SCHEME DOCUMENT
      Subsequent to the date of the Scheme Document:

(a)	there have been no material changes to the interests and short positions in Shares or in shares of other associated corporations set out in paragraph 3(a) in Appendix II of the Scheme Document;

(b)	there have been no material changes to the dealings in Shares or ADSs set out in paragraph 3(b) in Appendix II of the Scheme Document;

(c)	there have been no material changes or additions to the material contracts set out in paragraph 3(d) in Appendix II of the Scheme Document and entered into by members of the TOM Online Group, not being contracts entered into in the ordinary course of business carried on or intended to be carried on by any member of the TOM Online Group, after the date two years preceding the Announcement Date; and

(d)	there have been no material changes to the holdings of Easterhouse, Romefield and Cranwood in shares of TOM set out in the table on page 99 of the Scheme Document, and there has been no change in the directors of TOM set out in paragraph 7(h) in Appendix II of the Scheme Document.

GENERAL INFORMATION

3.	MISCELLANEOUS

(a)	None of the existing Directors will be given any benefit as compensation for loss of office or otherwise in connection with the Scheme.

(b)	Save as disclosed in “Part IV — Letter from the Board” of the Scheme Document, “Part VIII — Explanatory Memorandum” of the Scheme Document and Appendix II to the Scheme Document, there is no agreement or arrangement between any of the Directors and any other person which is conditional on or dependent upon the outcome of the Scheme or otherwise connected with the Scheme.

(c)	Save as disclosed in “Part IV — Letter from the Board” of the Scheme Document, “Part VIII — Explanatory Memorandum” of the Scheme Document and Appendix II to the Scheme Document, there is no agreement or arrangement or understanding (including any compensation arrangement) between TOM or any person acting in concert with it (on the one part) and any of the Directors, recent Directors, Shareholders or recent Shareholders of TOM Online (on the other part) having any connection with or dependence upon the Scheme.

(d)	There is no agreement or arrangement to which TOM is a party which relate to any circumstances in which it may or may not invoke or seek to invoke a condition of the Scheme.

(e)	As at 6 July 2007 (being the latest practicable date for ascertaining certain information contained in this Supplement), none of the Directors had entered into any service contract with TOM Online or any of its subsidiaries or associated companies which has more than 12 months to run, which is a continuous contract with a notice period of 12 months or more, or which has been entered into or amended within six months before the Announcement Date.

(f)	TOM is a company which was incorporated in the Cayman Islands on October 5, 1999 with limited liability, the shares of which are listed on the Main Board of the Stock Exchange (SEHK: 2383). The directors of TOM are:

Executive Directors:
Tong Mei Kuen, Tommei
Mak Soek Fun, Angela

Non-Executive Directors:
Frank John Sixt (Chairman)
Chang Pui Vee, Debbie
Chow Woo Mo Fong, Susan
Ip Tak Chuen, Edmond
Lee Pui Ling, Angelina
Wang Lei Lei

Independent Non-Executive Directors:
Cheong Ying Chew, Henry
Wu Hung Yuk, Anna
James Sha

(g)	The directors of TOM Online are:

Executive Directors:
Wang Lei Lei
Jay Kenneth Chang
Peter Andrew Schloss
Feng Jue, Elaine
Fan Tai

GENERAL INFORMATION

Non-Executive Directors:
Frank John Sixt (Chairman)
Tong Mei Kuen, Tommei (Vice Chairman)
Mak Soek Fun, Angela

Alternate Director:
Chow Woo Mo Fong, Susan (alternate to Frank John Sixt)

Independent Non-Executive Directors:
Kwong Che Keung, Gordon
Ma Wei Hua
Lo Ka Shui

(h)	The English language text of this Supplement shall prevail over the Chinese language text.

NOTICE OF ADJOURNED COURT MEETING

IN THE GRAND COURT OF THE CAYMAN ISLANDS
CAUSE NO: 143 OF 2007

IN THE MATTER OF
TOM ONLINE INC.
AND IN THE MATTER OF
SECTION 86 OF THE COMPANIES LAW, CAP. 22 (LAW 3 OF 1961)
AS CONSOLIDATED AND REVISED OF THE CAYMAN ISLANDS

NOTICE OF ADJOURNED COURT MEETING

      NOTICE IS HEREBY GIVEN that an adjourned Court Meeting of the holders of shares of HK$0.01 each in the capital of TOM Online Inc. (the “Company”) other than those of such shares legally and/or beneficially owned by TOM, Cranwood, Handel, Schumann and Devine Gem (as defined in the Scheme hereinafter mentioned) for the purpose of considering and, if thought fit, approving, with or without modification, a scheme of arrangement (the “Scheme”) proposed to be made between the Company and the holders of Scheme Shares (as defined in the Scheme) (the “Meeting”) will be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong on 10 August 2007, at 11:00 a.m. (Hong Kong time) at which place and time all such holders of shares of HK$0.01 each in the capital of the Company are requested to attend.
      A copy of the Scheme and a copy of an explanatory memorandum explaining the effect of the Scheme were incorporated in the composite document dated 30 April 2007 and dispatched to Shareholders on the same date. A supplement dated 10 July 2007 which amends and supplements the said composite document was dispatched to Shareholders on the same date. Copies of the said composite document and the said supplement can also be obtained by the above-mentioned holders of shares of HK$0.01 each in the capital of the Company from the Company’s share registrar in Hong Kong, being Computershare Hong Kong Investor Services Limited of Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong.
      The above-mentioned holders of shares of HK$0.01 each in the capital of the Company may vote in person at the Meeting or they may appoint one or more proxies, whether a member of the Company or not, to attend and vote in their stead. A pink form of proxy for use at the Meeting is enclosed herewith.
      Members that have already lodged a properly executed pink form of proxy should note that such proxies remain valid for the Meeting unless (i) they elect to lodge a new pink form of proxy, or (ii) they elect to attend in person and vote at the Meeting, or (iii) they elect to revoke the pink form of proxy that they have already lodged. Members that have sold or transferred some of their shares should note that any pink forms of proxy lodged earlier remain valid for the Meeting as to the balance of such members’ shareholding that remain registered in such members’ name as at the date on which entitlements to attend and vote at the Meeting are to be determined. Members that have sold or transferred all of their shares should note that any pink forms of proxy lodged earlier will be invalid.
      In the case of joint holders of a share, the vote of the most senior holder who tenders a vote, whether personally or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s), and, for this purpose, seniority will be determined by the order in which the names of the joint holders stand in the register of members of the Company in respect of the relevant joint holding.

NOTICE OF ADJOURNED COURT MEETING

      It is requested that forms appointing proxies be lodged, by hand or by post, with Computershare Hong Kong Investor Services Limited, the share registrar of the Company in Hong Kong, at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong or by facsimile at (852) 2865 0990 (marked for the attention of “the Company Secretary”) not less than 48 hours before the time appointed for the Meeting, but if forms are not so lodged they may be handed to the chairman of the Meeting at the Meeting.
      The Scheme will be subject to a subsequent application seeking the sanction of the Court.
Dated 10 July 2007

Maples and Calder
P.O. Box 309GT
Ugland House
South Church Street
George Town
Grand Cayman, Cayman Islands
Attorneys-at-Law for the Company

NOTICE OF ADJOURNED EGM

NOTICE OF ADJOURNED EXTRAORDINARY GENERAL MEETING
(Stock Code: 8282)
      NOTICE IS HEREBY GIVEN that an adjourned Extraordinary General Meeting of TOM Online Inc. (the “Company”) will be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong on 10 August 2007, at 11:30 a.m. (Hong Kong time) (or as soon thereafter as the adjourned Court Meeting (as defined in the scheme of arrangement hereinafter mentioned) being held at direction of the Grand Court of the Cayman Islands on the same day and at the same place shall have been concluded or further adjourned), for the purpose of considering and, if thought fit, passing the following resolution as a special resolution:
SPECIAL RESOLUTION
      “THAT:

(A)	the scheme of arrangement dated 30 April 2007 (the “Scheme”) between the Company and the holders of Scheme Shares (as defined in the Scheme) in the form of the print thereof which has been produced to this meeting and, for the purposes of identification, signed by the chairman of this meeting, subject to any modifications, additions or conditions as may be approved or imposed by the Grand Court of the Cayman Islands, be and is hereby approved;

(B)	for the purpose of giving effect to the Scheme, on the Effective Date (as defined in the Scheme):

(i)	the issued share capital of the Company shall be reduced by canceling and extinguishing the Scheme Shares;

(ii)	subject to and forthwith upon such reduction of capital taking effect, the share capital of the Company will be increased to its former amount by the issue of the same number of ordinary shares of HK$0.01 each in the capital of the Company as is equal to the number of Scheme Shares cancelled and extinguished; and

(iii)	the Company shall apply the credit arising in its books of account as a result of such capital reduction in paying up in full at par the new ordinary shares of HK$0.01 each in the capital of the Company issued, and credited as fully paid, to TOM Group Limited (“TOM”) or to a subsidiary of TOM as TOM may direct; and

(C)	the directors of the Company be and are hereby authorised to do all acts and things considered by them to be necessary or desirable in connection with the implementation of the Scheme, including (without limitation) the giving of consent to any modification of, or addition to, the Scheme, which the Grand Court of the Cayman Islands may see fit to impose.”

By Order of the Board
Peter Andrew Schloss
Executive Director
Dated 10 July 2007

NOTICE OF ADJOURNED EGM

Registered Office:
Ugland House
South Church Street
PO Box 309GT
George Town
Grand Cayman
Cayman Islands
British West Indies
Head Office and Principal Place of Business in Hong Kong:
48th Floor, The Center
99 Queen’s Road Central
Central
Hong Kong
Notes:

1.	A member entitled to attend and vote at the adjourned meeting is entitled to appoint one or more proxies to attend and vote instead of him. A proxy need not be a member of the Company, but must attend the adjourned meeting in person to represent him.

2.	A white form of proxy for use at the adjourned meeting is enclosed herewith.

3.	In order to be valid, the white form of proxy, together with any power of attorney or other authority (if any) under which it is signed, or a notarially certified copy of such power of attorney, must be lodged with the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited of Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong, not less than 48 hours before the time appointed for holding the adjourned meeting or any further adjournment thereof. Completion and return of the form of proxy will not preclude a member from attending the adjourned meeting and voting in person if he so wishes. In the event that a member attends the adjourned meeting after having lodged his proxy form, his form of proxy will be deemed to have been revoked.

4.	Members that have already lodged a properly executed white form of proxy should note that such proxies remain valid for the adjourned meeting unless (i) they elect to lodge a new white form of proxy, or (ii) they elect to attend in person and vote at the adjourned meeting, or (iii) they elect to revoke the white form of proxy that they have already lodged. Members that have sold or transferred some of their shares should note that any white forms of proxy lodged earlier remain valid for the adjourned meeting as to the balance of such members’ shareholding that remain registered in such members’ name as at the date on which entitlements to attend and vote at the adjourned meeting are to be determined. Members that have sold or transferred all of their shares should note that any white forms of proxy lodged earlier will be invalid.

5.	In the case of joint holders of a share in the Company, any one of such joint holders may vote at the adjourned meeting, either personally or by proxy, in respect of such share as if he/she were solely entitled thereto; but if more than one of such joint holders are present at the adjourned meeting, personally or by proxy, the most senior shall alone be entitled to vote in respect of the relevant joint holding and, for this purpose, seniority shall be determined by reference to the order in which the names of the joint holders stand on the register of members of the Company in respect of the relevant joint holding.

6.	At the adjourned meeting, the chairman thereof will exercise his power under article 80 of the articles of association of the Company to put the above resolution to the vote by way of a poll.

7.	The register of members of the Company will be closed from 8 August 2007 to 10 August 2007 (both dates inclusive) during which period no transfer of shares will be registered. In order to be entitled to attend and vote at the adjourned meeting, all transfers accompanied by the relevant share certificates must be lodged with the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited of Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong before 4:30 p.m. (Hong Kong time) on 7 August 2007.

*	for identification purpose

SAMPLE SUPPLEMENT TO OPTION PROPOSAL LETTER

      The following is a sample of the supplement to the Option Proposal Letter being sent to the relevant Optionholders in connection with the Option Proposal.
Goldman Sachs (Asia) L.L.C.
Financial Adviser to TOM Group Limited
10 July 2007
To the Optionholders
Dear Sir or Madam,
OPTION PROPOSAL
IN RELATION TO
PROPOSED PRIVATISATION OF TOM ONLINE INC.
BY TOM GROUP LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT
(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN ISLANDS)
AT THE PRICE OF HK$1.52 PER SCHEME SHARE
(INCLUDING SCHEME SHARES UNDERLYING ADSs)
SUPPLEMENT TO OPTION PROPOSAL LETTER
      A supplement dated the same date as this letter issued jointly by TOM and TOM Online (the “Supplement”) is enclosed with this letter. The Supplement amends and supplements a scheme document dated 30 April 2007 issued jointly by TOM and TOM Online (the “Scheme Document”). This letter amends and supplements the letter (the “Option Proposal Letter”) dated 30 April 2007 and sent to you and to other relevant Optionholders in connection with the Option Proposal on or about 30 April 2007. Terms used but not defined in this letter shall have the same meanings and construction as in the Option Proposal Letter, the Scheme Document and the Supplement. This letter should be read in conjunction with the Option Proposal Letter, the Scheme Document and the Supplement.
      On or about 30 April 2007, Goldman Sachs sent to you the Option Proposal Letter together with a copy of the Scheme Document containing, among other things, details of the Proposals put forward by TOM to privatise TOM Online by way of a scheme of arrangement under Section 86 of the Companies Law. The Option Proposal Letter explained the actions you may take in relation to your Outstanding TOM Online Share Options. As stated in the announcement dated 8 June 2007 made by TOM and TOM Online, at the Court Meeting and the EGM held on 8 June 2007, ordinary resolutions for the adjournment of the Court Meeting and the EGM to a later date were passed. Accordingly, the Court Meeting and the EGM were each adjourned to a later date. The resolution for the approval of the Scheme was not voted on at the Court Meeting and the special resolution for the approval of the capital reduction, increase in share capital and issuance of new Shares in connection with the Scheme was not voted on at the EGM, and will be considered at the adjourned Court Meeting and the adjourned EGM, respectively.
      In view of the adjournment of the Court Meeting and the adjournment of the EGM, the Supplement was issued jointly by TOM and TOM Online in order to provide Shareholders and ADS Holders with the updated expected timetable for the Scheme and the Proposals as well as additional amendments and updates made to the Scheme Document. This letter is being sent to you in connection with the Supplement to provide you with updates to and amendments on the actions you may take in relation to your Outstanding TOM Online Share Options. You are advised to refer to the Scheme Document, the Option Proposal Letter and the Supplement when considering them.

SAMPLE SUPPLEMENT TO OPTION PROPOSAL LETTER

      Your attention is also drawn to the terms and conditions of the TOM Online Pre-IPO Share Option Plan and the terms and conditions of the TOM Online Share Option Scheme (as the case may be), including paragraph 6(H)(iv) of the TOM Online Pre-IPO Share Option Plan and paragraph 6(H)(iv) of the TOM Online Share Option Scheme.
TERMS OF THE OPTION PROPOSAL
      Please note that no changes have been made to the Cancellation Price, the Option Proposal Price or any other element of the Scheme or the Proposals, save for the expected timetable. You are urged to read the section headed “Updated Expected Timetable” set out in the Supplement. Please also note that the Option Proposal Letter has not been revised in its entirety to reflect the Updated Expected Timetable set out in the Supplement. To the extent that the Option Proposal Letter or the Option Form of Acceptance contains dates that conflict with those in the Updated Expected Timetable set out in the Supplement, the dates set out in the Updated Expected Timetable set forth in the Supplement shall govern.
      Your attention is drawn to the section headed “Updated Expected Timetable” in the Supplement which contains, among others, the latest time to accept the Option Proposal, the revised Record Date and the revised Effective Date.
ACTION TO BE TAKEN
      You should return the duly completed Option Form of Acceptance together with the relevant certificate(s) or other documents evidencing the grant of the Outstanding TOM Online Share Options to you and any documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) for the aggregate principal amount of Outstanding TOM Online Share Options which you hold by 4:30 p.m. (Hong Kong time) on 31 August 2007 (or such later date and time as may be notified to you by Goldman Sachs or TOM), delivered to TOM at its principal place of business in Hong Kong at 48th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong.
      No acknowledgement of receipt of any Option Form of Acceptance or other document evidencing the grant of the Outstanding TOM Online Share Options or other documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) will be given.
      The consideration payable for the Option Proposal is determined based on the Cancellation Price, the exercise price of the Outstanding TOM Online Share Options and whether such options are or will be vested as of the revised Record Date and in respect of unvested Outstanding TOM Online Share Options, the Option Proposal Price is a nominal sum.
      If you have delivered a duly completed Option Form of Acceptance together with other required documents to TOM before the date of this letter, such Option Form of Acceptance remains valid and you do not have to take any other action.

SAMPLE SUPPLEMENT TO OPTION PROPOSAL LETTER

      You should be aware that after the Scheme becomes effective, the Outstanding TOM Online Share Options will no longer be convertible into Shares and will lapse. If you do not lodge the duly completed and executed Option Form of Acceptance together with the relevant certificate(s) or other documents as mentioned above at or before 4:30 p.m. (Hong Kong time) on 31 August 2007 (or such later date and time as may be notified to you by Goldman Sachs or TOM), you will not receive the Option Proposal Price.
      As stated in paragraph (b)(I) under the section headed “Courses of Action Available to Optionholders” in the Option Proposal Letter, subject to paragraph (b)(II) under that section, you may exercise all or any of your vested Outstanding TOM Online Share Options at any time from 30 April 2007 (the date of despatch of the notice of the Court Meeting) until the earlier of (i) the date two months thereafter; and (ii) the date on which the Scheme is sanctioned by the Grand Court, but any such exercise shall be conditional upon the Scheme being sanctioned by the Grand Court and becoming effective. Please note that, with the expected timetable of the Scheme having been updated, the date which is two months after 30 April 2007, being 30 June 2007, is earlier than the date on which the Scheme is expected to be sanctioned by the Grand Court, being 31 August 2007 (Cayman Islands time), and the period mentioned above has therefore expired on 30 June 2007.
      If you have any doubt as to whether your Options may or may not be exercisable during any period, or about other courses of action available to you, you should consult your professional advisers.
      You are urged to read the instructions and other terms and conditions of the Option Proposal printed on the Option Proposal Letter, the Scheme Document as supplemented and amended by the Supplement, and this letter.

Yours faithfully,
For and on behalf of
Goldman Sachs (Asia) L.L.C.

Johan Leven	Raghav Maliah

Managing Director	Managing Director